EXHIBIT 99

First Franklin Corporation
4750 Ashwood Drive Cincinnati, Ohio 45241
(513) 469-5352 Fax (513) 469-5360

December 24, 2009
Cincinnati, Ohio

CONTACT: Thomas H. Siemers
President and CEO
(513) 469-5352

For Immediate Release

First Franklin Corporation (FFHS) Revises
Third Quarter 2009 Results

CINCINNATI, Ohio, December 24, 2009- First Franklin Corporation (FFHS, NASDAQ), the parent of Franklin Savings and Loan Company, Cincinnati, Ohio revised its earnings for the quarter ended September 30, 2009. The revision is due to an increase in loan loss reserves of $334,000 resulting primarily from updated information received on the underlying value of the collateral on a group of loans. This resulted in an increase in the loss for the quarter and year to date period of $221,000 ($0.14 per basic share)

The Corporation revised the net loss for the third quarter of 2009 to $1.13 million ( $0.68 per basic share) and the net loss for the nine months ended September 30, 2009 to $865,000 ($0.52 per basic share). This compares to a net loss of $39,000 ($0.02 per basic share) for the third quarter of 2008 and a loss of $809,000 ($0.48 per basic share) for the nine months ended September 30, 2008.

Franklin Savings has eight locations in Greater Cincinnati. The Corporation’s common stock is traded on the NASDAQ Global Market under the symbol “FFHS”.